UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 17, 2023

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

811 Louisiana, Suite 1200, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Units	GEL	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On February 17, 2023, Genesis Energy, L.P. (“Genesis”) entered into a Sixth Amended and Restated Credit Agreement (the “New Credit Agreement”), among Genesis, as the borrower, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and issuing bank, Bank of America, N.A., as syndication agent, and the lenders and other parties party thereto. The New Credit Agreement replaces the Fifth Amended and Restated Credit Agreement, dated as of April 8, 2021 (as amended, the “Old Credit Agreement”), among Genesis, as borrower, the Administrative Agent and the other lenders party thereto.

The New Credit Agreement provides for a $850 million senior secured revolving facility with the ability to increase the aggregate size of the facility up to $1.05 billion subject to lender consent and certain other customary conditions. The New Credit Agreement matures on February 13, 2026, subject to extension at the request of Genesis for one additional year on up to two occasions and subject to certain conditions; provided that if more than $150 million of our 6.500% senior notes due 2025 remain outstanding on June 30, 2025, the New Credit Agreement matures on such date. All borrowings under the New Credit Agreement bear interest, at our option, either at an alternate base rate or a Term SOFR rate. Interest on alternate base rate borrowings is equal to the sum of (a) the greatest of (i) the prime rate established by the Administrative Agent, (ii) the federal funds effective rate plus 0.50% and (iii) the Adjusted Term SOFR (as defined in the New Credit Agreement) for a one-month tenor plus 1% and (b) the applicable margin. Interest on Term SOFR borrowings is equal to the sum of (a) the Term SOFR rate (as defined in the New Credit Agreement) for the applicable interest period, (b) the Term SOFR Adjustment of 0.1% and (c) the applicable margin. The applicable margin varies from 1.25 % to 2.75% for alternate base rate borrowings and from 2.25% to 3.75% for Term SOFR borrowings, depending on our leverage ratio. We are also required to pay a commitment fee of that varies from .30% to .50% per annum, depending on our leverage ratio, on the unused committed amount.

The New Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default similar to those in our Old Credit Agreement. In particular, covenants in the New Credit Agreement require us to meet certain financial metrics, including a maximum leverage ratio, a maximum senior secured leverage ratio, and a minimum interest coverage ratio. The New Credit Agreement is secured by a guarantee from substantially all of our restricted subsidiaries (as defined in the New Credit Agreement) and by liens on a substantial portion of our assets. Upon an event of default, the Administrative Agent, at the request of lenders holding greater than 50% of the credit exposure and unused committed amount under the New Credit Agreement, may accelerate the amounts due under the New Credit Agreement.

Certain of the lenders under the New Credit Agreement and their affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to Genesis and its affiliates. They have received, and may in the future receive, customary fees and commissions for their services.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, which is attached as Exhibit 10.1. The representations and warranties of Genesis in the New Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The New Credit Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about Genesis and its subsidiaries. The representations and warranties made by Genesis in the New Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with our entry into the New Credit Agreement, we terminated the Old Credit Agreement. Proceeds from the New Credit Agreement were used to repay in full all amounts outstanding under the Old Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Sixth Amended and Restated Credit Agreement, dated as of February 17, 2023, among Genesis Energy, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the lenders party thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: February 23, 2023	By:	/s/ Robert V. Deere
Robert V. Deere
Chief Financial Officer